EXHIBIT 99.1
FOR IMMEDIATE RELEASE

CONTACT:
John E. Shave
Vice President, Business Development and Corporate Communications
610.975.4952

SAFEGUARD SCIENTIFICS PARTNER COMPANY CLARIENT TO BE ACQUIRED
BY GE HEALTHCARE FOR $587 MILLION OR $5 PER COMMON SHARE

Sale of Diagnostic Services Provider Expected to Generate Net Proceeds
to Safeguard of Approximately $145 Million

Wayne, PA, October 22, 2010 – Safeguard Scientifics, Inc. (NYSE: SFE), a holding company that builds value in growth-stage life sciences and technology companies, today announced that partner company Clarient, Inc. (Nasdaq: CLRT) has agreed to be acquired by GE Healthcare, a unit of General Electric Company (NYSE: GE) via a public tender offer for all outstanding common and preferred shares of Clarient at a price of $5.00 per common share and $20.00 per preferred share, payable in cash. Clarient’s stock price was $3.77 per share at close of business yesterday. The transaction values Clarient at $587 million. The completion of the transaction is subject to certain conditions, and is expected to close in late 2010 or early 2011.

Safeguard is expected to receive net sale proceeds of approximately $145 million. The taxable gain to Safeguard on the transaction will be offset by a portion of our available tax loss carryforwards. Safeguard owns approximately 26% of Clarient outstanding shares on a fully-diluted as-converted basis, including 30.2 million shares of Clarient common stock plus 0.7 million warrants at various strike prices.

“We are proud of Clarient’s execution in building a premier anatomic pathology and molecular testing services company,” said Peter J. Boni, President and CEO of Safeguard Scientifics and member of the board at Clarient. “The gain on the sale of our position in Clarient underscores our ability to identify and build value in companies with high-growth potential, and drive shareholder value. Over the past five years, we have enhanced Clarient’s financial strength and developed alliances and syndication partnerships with top-tier partners that have set the stage to realize value through this well-timed exit with GE Healthcare.”

Clarient was originally founded in 1996 as MicroVision Medical Systems, later known as ChromaVision, which developed and manufactured digital microscopes that would help diagnose various diseases and medical conditions by analyzing tissue and blood samples. Under the leadership of CEO Ron Andrews and with direction from Safeguard’s current management team, the company was repositioned and rebranded as Clarient. Refocusing the business on cancer diagnostic services, Clarient sold its ACIS® and Trestle® Instrument Systems business assets and related intellectual property to Carl Zeiss MicroImaging, completing its evolution from an equipment sales model to a diagnostic services model. As a result of its repositioning, Clarient has grown its revenues tenfold, turned profitable and grew its market cap by more than $430 million, based upon the acquisition price.

Throughout Clarient’s transformation, Safeguard worked as an active partner to support Clarient’s growth. Safeguard’s support has taken many forms, including: initial and follow-on rounds of equity capital, mezzanine debt facilities, lines of credit guarantees, executive management recruitment, sales and marketing expansion, facilities project management, strategic communications and partnerships.

In addition to the above, Safeguard facilitated a private placement of $40 million in Clarient convertible preferred stock by Oak Investment Partners during the first quarter 2009. The transaction allowed Clarient to retire all of its outstanding debt except for receivable financing, reduce annual interest expense and fees, add working capital to drive growth, and propel the company toward net income. The effect of the private placement, combined with a subsequent public sale of a portion of Safeguard’s holdings in Clarient for net proceeds of $61.3 million, reduced Safeguard’s stake in Clarient to approximately 28% outstanding shares on an as-converted basis, down from 60% at year-end 2008.

“Clarient’s growth over the past five years and the value inherent in GE Healthcare’s acquisition proposal illustrates the power of Safeguard’s platform to provide capital as well as strategic and operational support to its partner companies,” said James A. Datin, EVP and Managing Director of the Life Sciences Group at Safeguard, and Chairman of the Board at Clarient. “But ultimately the credit goes to Ron Andrews and his team for building an incredible company, expanding its cancer diagnostic services and supplementing that business with novel markers to provide greater scope and higher intellectual content for its customers. The complementary diagnostic capabilities at Clarient and GE Healthcare will continue to deliver targeted cancer diagnostics to patients, ultimately improving patient care and reducing healthcare costs.”

About Safeguard Scientifics
Founded in 1953 and based in Wayne, PA, Safeguard Scientifics, Inc. (NYSE: SFE) provides growth capital for entrepreneurial and innovative life sciences and technology companies. Safeguard targets life sciences companies in Molecular and Point-of-Care Diagnostics, Medical Devices, Regenerative Medicine and Specialty Pharmaceuticals, and technology companies in Internet / New Media, Financial Services IT and Healthcare IT with capital requirements of up to $25 million. Safeguard participates in expansion financings, corporate spin-outs, management buyouts, recapitalizations, industry consolidations and early-stage financings. For more information, please visit our website at www.safeguard.com, our blog at blog.safeguard.com or you can follow us on Twitter @Safeguard_SFE.

Forward-looking Statements
Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Our forward-looking statements are subject to risks and uncertainties. The risks and uncertainties that could cause actual results to differ materially, include, among others, managing rapidly changing technologies, limited access to capital, competition, the ability to attract and retain qualified employees, the ability to execute our strategy, the uncertainty of the future performance of our companies, acquisitions and dispositions of companies, the inability to manage growth, compliance with government regulations and legal liabilities, additional financing requirements, the effect of economic conditions in the business sectors in which our companies operate, and other uncertainties described in the Company’s filings with the Securities and Exchange Commission. Many of these factors are beyond our ability to predict or control. In addition, as a result of these and other factors, our past financial performance should not be relied on as an indication of future performance. The Company does not assume any obligation to update any forward-looking statements or other information contained in this news release.

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